Exhibit 23.1

Consent of the Independent Registered Certified Public Accounting Firm

We consent to the use of our audit report dated May 2, 2008 with respect to the balance sheet of BioSpecifics Technologies Corp. as of December 31, 2007, and the related statements of income, stockholders' equity and cash flows for each of the years in the two-year period ended December 31, 2007 in Form 10-KSB for the year ended December 31, 2007 for BioSpecifics Technologies Corp.

Tabriztchi & Co., CPA, P.C.

Garden City, NY
May 2, 2008